Exhibit 99.1

TKK Symphony Acquisition Corporation Announces Separate Trading of its Ordinary Shares, Rights and Warrants, Commencing September 12, 2018

New York – September 10, 2018 – TKK Symphony Acquisition Corporation (the “Company”) (NASDAQ: TKKSU) announced today that, commencing on September 12, 2018, the holders of the units sold in the Company’s initial public offering may elect to separately trade the ordinary shares, rights and warrants included in the units. Units that are not separated will continue to trade on The NASDAQ Capital Market (“NASDAQ”) under the symbol “TKKSU.” The ordinary shares, the rights and the warrants that are separated are expected to trade on NASDAQ under the symbols “TKKS,” “TKKSR” and “TKKSW,” respectively.

The units were initially offered by the Company in an underwritten offering.  EarlyBirdCapital, Inc., acted as sole book-running manager and I-Bankers Securities, Inc. acted as co-manager of the offering.

Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares, rights and warrants.

A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 15, 2018.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the SEC website at www.sec.gov. Alternatively, a copy of the prospectus related to this offering may be obtained from EarlyBirdCapital, Inc. at 366 Madison Avenue, 8th Floor, New York, NY 10017.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

Sing Wang

TKK Symphony Acquisition Corporation

+852 6212 8493